Exhibit 10.1

Summary of Compensation Arrangements for Named Executive Officers and Directors

Compensation Arrangements for Named Executive Officers

The three major components of the Company's executive officer compensation are
(i) base salary, (ii) annual bonus and (iii) long-term, equity based incentive awards. Following is a description of the compensation arrangements that were approved by the Company's Board of Directors upon recommendation of the Company's Executive/Compensation/Personnel Committee (the "Compensation Committee") for the Company's Chief Executive Officer and the other four most highly compensated executive officers in fiscal 2004 (the "Named Executive Officers").

Base Salary

The Board of Directors approved the following base annual salaries, effective January 1, 2005, for the Named Executive Officers:

James J. Byrnes            $437,000
Stephen E. Garner          $265,000
James W. Fulmer            $230,000
Stephen S. Romaine         $197,000
Francis M. Fetsko          $180,000

Messrs. Garner's and Fulmer's annual base salaries were set pursuant to the terms of their respective employment agreements with the Company and Mr. Romaine's annual base salary was set pursuant to the terms of his employment agreement with Mahopac National Bank. Messrs. Byrnes and Fetsko do not have employment agreements with the Company or any of its subsidiaries. In addition to their base salaries, the Named Executive Officers are eligible to receive options granted pursuant to the Company's 2001 Stock Option Plan.

Annual Bonus

As previously reported in the Company's proxy statement dated April 8, 2005, the Board of Directors, upon recommendation of the Compensation Committee, approved the following bonus payments for performance in fiscal 2004:

James J. Byrnes            $189,600
Stephen E. Garner          $ 80,000
James W. Fulmer            $ 80,000
Stephen S. Romaine         $ 48,000
Francis M. Fetsko          $ 45,000

The forgoing bonuses were paid during the first quarter of fiscal 2005. In determining the compensation for the Company's Named Executive Officers (including annual cash bonuses), the Compensation Committee will consider, a number of quantitative and qualitative performance factors to evaluate the performance of its Named Executive Officers. The performance factors considered included (i) the Company's net income for fiscal 2005 as compared to the Company's internal targets; (ii) increases in earnings per share of the Company's common stock for the latest 12 months; (iii) the Company's return on assets, as ranked in the Federal Reserve Bank Holding Company Performance Report (Peer Group Percentile); (iv) increases in the Company's stock price over 12 months; and (v) the Company's return on equity, as ranked in the Federal Reserve Bank Holding Company Performance Report (Peer Group percentile).

Other compensation. Named Executive Officer's are also entitled to: (i) Company matching contributions on salary deferral pursuant to the Company's Investment and Stock Ownership Plan, (ii) amounts paid pursuant to the profit sharing portion of the Company's Investment and Stock Ownership Plan and the Company's Employee Stock Ownership Plan, (iii) taxable amounts of applicable life insurance premiums paid on the executive's behalf by the Company and (iv) certain perquisites, which include such items as car allowance and club dues.

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Compensation Arrangements for Non-Employee Directors

Effective as of January 1, 2005, directors will receive a quarterly retainer fee of $1,750 for each fiscal quarter, including the first fiscal quarter, and $1,000 for each Board meeting attended. The Vice Chair will be paid an annual retainer of $18,000, in lieu of all meeting, Chair and committee fees. Each non-employee director will receive a meeting fee of $275 for each committee meeting attended (except Audit/Examining Committee). Members of the Audit/Examining Committee receive a meeting fee of $275 for the first quarter and $600 for each Audit/Examining Committee meeting attended thereafter. The Chair of the Audit/Examining Committee will be paid a fee of $2,500. In addition to director's fees, directors are eligible to receive option granted pursuant to the Company's 2001 Stock Option Plan.

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